ADMINISTRATIVE SERVICES AGREEMENT

Genworth Life and Annuity Insurance Company (the “Insurer”) and GE Asset Management Incorporated (“GEAM”) mutually agree to the arrangements set forth in this agreement (the “Agreement”) dated May 1, 2006.

RECITALS

(A) The Insurer issues variable annuity contracts (the “Contracts”) and variable life insurance policies (the “Policies”).

(B) GEAM is the investment adviser to GE Investments Funds, Inc., (the “Company”) an open-end management investment company consisting of a number of investment portfolios (each, a “Fund”) and is responsible for managing the assets of the Funds. GE Investment Distributors, Inc. (“GEID”) is the principal underwriter of shares issued by the Company.

(C) The Insurer has entered into a participation agreement (the “Participation Agreement”) with GEAM and the Company pursuant to which it purchases shares of the Funds for its separate accounts.

(D) Purchase payments made under the Contracts and Policies by their owners are invested in separate accounts of the Insurer. At the direction of owners of Contracts and Policies, the Insurer invests assets of its separate accounts in shares of the various Funds.

(E) The Insurer performs, or arranges for the performance of, all of the services necessary to administer the Contracts and Policies including services that benefit GEAM, the Company and the Funds which the Funds or GEAM would have to pay for if not provided by the Insurer.

(F) The Insurer desires to be compensated for providing the aforementioned administrative services.

(G) GEAM desires that the Company, the Funds or it benefit from the lower administrative expenses it expects to incur as a result of the administrative functions performed by the Insurer.

(H) “Personal Services” refers to the phrase “personal service and/or the maintenance of shareholder accounts” as referenced in NASD Conduct Rule 2830(b)(9) and having the meaning given to it in NASD Notice to Members 92-41.

NOW THEREFORE, the parties agree as follows:

1.	Administrative Expense Payments

(a) GEAM agrees to pay the Insurer at the end of each calendar quarter an amount equal to the percentages of average daily net assets shown on Schedule A hereto for each applicable Fund during the quarter.

(b) Insurer shall calculate the amount identified in paragraph (a) of this section and provide GEAM with an invoice of such amount and GEAM shall remit payment of such amount within 75 days of receipt of such invoice.

(c) The Insurer and GEAM understand that GEAM may enter into similar administrative services agreements with other insurance companies with regard to any Fund.

2.	Services Provided by the Insurer

The Insurer agrees to provide the following administrative services to GEAM, the Company and the Funds:

•	Provide telephone inquiry support to Contract and Policy owners indirectly invested in a Fund, including Personal Services not primarily intended to result in promotion or sale of shares of a Fund.

•	Provide assistance in coordinating responses to inquiries from Contract and Policy owners indirectly invested in a Fund.

•	Provide other administrative support to GEAM, the Company or the Funds as mutually agreed from time to time between GEAM and the Insurer.

•	Relieve the Company or the Funds of other incidental administrative services generally provided by mutual funds to their shareholders by providing the same to Contract and Policy owners.

•	Periodic information reporting to the Company.

•	Prepare and provide reports to third-party reporting services.

This Agreement does not cover the Insurer’s provision of sub-transfer agency services to the Company or the Funds or related maintenance of books and records of accounts of shares purchased or redeemed or other services covered by investor services agreements between the Insurer and the Company, or marketing and investor services agreements between GEID and principal underwriters of the Contracts and Policies.

3.	Nature of Payments

The Insurer and GEAM recognize and agree that GEAM’s payments to the Insurer under this Agreement are solely for: (a) Personal Services not primarily intended to result in promotion or sale of shares of a Fund, and (b) other administrative services. Payments under this Agreement (a) do not constitute payment in any manner for investment advisory services or for the cost of distributing the Contracts and Policies or of Fund shares, and (b) are not otherwise related to investment advisory or distribution services or expenses. In this regard, the Insurer represents that:

•	Payments to the Insurer from GEAM under this Agreement are for the administrative services described herein.

•	The Insurer will not use the payments made by GEAM under this Agreement to finance any activity primarily intended to result in the sale or distribution of the Contracts or Policies or of Fund shares.

•	The Insurer has the legal authority to accept such payments.

•	To the extent that the Insurer believes it is required by applicable law, it has taken such payments into account in making any determinations pursuant to Sections 26(f)(2)(A) and 26(f)(3) of the Investment Company Act of 1940 for the Contracts and Policies.

4.	Disclosure of Administrative Expense Payments

The Insurer agrees to make appropriate written disclosure to prospective owners of Contracts and Policies regarding the amount and purpose of the payments made to it by GEAM under this Agreement before such prospective Owners make a decision to purchase a Contract or Policy. Likewise, the Insurer agrees to provide appropriate written disclosure to owners of Contracts and Policies regarding the amount and purpose of the payments made to it by GEAM under this Agreement on a periodic basis. Consistent with, or as required by, applicable law, the Insurer may provide such disclosure in a prospectus for the Contracts and Policies or by other means and may assign responsibility to provide such disclosure to the principal underwriter of the Contracts or Policies or another affiliated person of the Insurer.

5.	Indemnification

(a) GEAM, the Company and their affiliates shall not be responsible for, and the Insurer shall indemnify and hold GEAM, the Company and their affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the Investment Company Act of 1940) harmless from an against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to: (i) the Insurer’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (ii) any breach by the Insurer or any material provision of this Agreement, including any breach by the Insurer of any representation made by it in the Agreement.

(b) The Insurer shall not be responsible for, and GEAM shall indemnify and hold the Insurer and its affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the Investment Company Act of 1940) harmless from an against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to: (i) GEAM’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (ii) any breach by GEAM or any material provision of this Agreement, including any breach by GEAM of any representation made by it in the Agreement.

6.	Term

This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with section 7.

7.	Termination

(a) This Agreement shall terminate upon mutual agreement of the Insurer and GEAM in writing.

(b) Either party to this Agreement may terminate this Agreement at the end of any one-year term by written notice to the other party at least 30 days before the end of such term.

(c) This Agreement shall automatically terminate upon the termination of the Participation Agreement.

8.	Amendment

This Agreement may be amended only by mutual agreement of GEAM and the Insurer in writing.

9.	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

(a)	To the Insurer, at 6610 West Broad Street, Richmond, VA 23230, attention:

(b)	To GEAM, at 3003 Summer Street, Stamford, CT 06904, attention:

10.	Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b) Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

(c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY	GE ASSET MANAGEMENT INCORPORATED

By:	By:
Name:	Name:	Matthew J. Simpson
Title:	Title:	Senior Vice President

SCHEDULE A

FUND	Annual Fee
Total Return Fund	.05% of average daily net assets